                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Nalco Chemical Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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         the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

LOGO

                                                                 March 16, 1998

Dear Stockholder:

  We cordially invite you to attend the 1998 Annual Meeting of Shareholders. It will be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois, beginning at 10:00 A.M. on Thursday, April 16, 1998. The Corporate and Technical Center is located at the Southeast corner of the intersection of Illinois Route 59 and the East-West Tollway (Interstate Route 88).

  The attached Notice of Meeting and Proxy Statement cover the formal business items to be considered at this meeting. We also will report on current operations and answer stockholder questions.

  We hope you will be able to attend. If you cannot do so, we urge you to exercise your right to vote by promptly returning your signed proxy card in the enclosed prepaid envelope.

                               Sincerely yours,

                               LOGO
                               E. J. Mooney

                            NALCO CHEMICAL COMPANY

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 16, 1998

To Nalco Shareholders:

  The Annual Meeting of Shareholders of Nalco Chemical Company will be held at the Company's Corporate and Technical Center, One Nalco Center, Naperville, Illinois, on Thursday, April 16, 1998, at 10:00 A.M., to consider and vote upon the following proposals:

    1. Election of four Class II Directors and one Class III Director.

    2. Ratification of Independent Accountants.

    3. Transaction of such other business, including a shareholder proposal regarding endorsement of the CERES Principles, as may properly come before the meeting.

  The Board of Directors has designated the close of business on February 20, 1998 as the record date for determination of the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  Please complete, sign, date and return the proxy promptly in the enclosed envelope so that your shares will be represented at the meeting.

                         LOGO
                         Suzzanne J. Gioimo
                         Secretary

Naperville, Illinois
March 16, 1998

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

  This Proxy Statement is furnished commencing approximately March 16, 1998, in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of Nalco Chemical Company (the "Company") to be held on April 16, 1998, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company and is revocable by written notice to the Company or by any later dated proxy at any time prior to its use at the Annual Meeting.

  The Company will bear the cost of the solicitation. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, N.Y. 10005 to aid in the solicitation of proxies from banks, brokers, other custodians, nominees and fiduciaries and institutional holders at a cost not to exceed $10,000 plus reasonable out-of-pocket expenses. In addition, certain directors, officers and other employees of the Company, not specifically employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telefax. The Company will reimburse banks, brokers or other nominees for the expenses incurred in forwarding proxy material to beneficial owners.

  It is the Company's policy that all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, when such disclosure is expressly requested by the shareholder, during a contested election for the Board of Directors or in the event of a contested proxy solicitation, and that the tabulators and the inspectors of election be independent and not employees of the Company.

PROPOSAL 1.

                             ELECTION OF DIRECTORS

  The Board of Directors currently consists of twelve directors elected for staggered terms which expire alternately over a three-year period but will be reduced to eleven at the Annual Meeting. Mr. W. A. Pogue, a Class II Director, will retire from the Board as of April 16, 1998. The present term of the Class II Directors expires at the 1998 Annual Meeting. The Board of Directors therefore proposes the election of four Class II Directors to serve for three years until the 2001 Annual Meeting, and in each case until their successors have been elected and qualified. H. Corless, if elected, will serve only one year of the three year term since he will reach the Board's mandatory retirement age in 1999. S. A. Penrose was elected by the Board as a Class II Director effective December 1, 1997, and is proposed for election by the shareholders. In addition, B. S. Kelly was elected as a Class III Director by the Board effective October 21, 1997 and is proposed for election by the shareholders to serve for the remainder of the Class III term expiring in 1999. Shares represented by proxies, which are returned properly signed, will be voted for the nominees named in the following table unless the stockholder indicates on the proxy that authority to vote the shares is withheld. Each of the nominees has consented to serve as a director if elected. If any nominee becomes unavailable for election, the proxy may be voted for such substitute nominee as the Board of Directors may designate or the Board may reduce the number of directors to eliminate the vacancy.

                                                                                   YEAR
                                                                                  BECAME
             NAME                  PRINCIPAL OCCUPATION OR EMPLOYMENT        AGE DIRECTOR
             ----                  ----------------------------------        --- --------
    The nominees for Class II Directors for election at the 1998 Annual
  Meeting for a term to expire in 2001 are as follows:

   H. Corless.............. Retired; formerly Chairman, ICI Americas, Inc.    69   1989
   H. M. Dean.............. Chairman and Chief Executive Officer, Dean Foods  60   1987
                            Company
   E. J. Mooney............ Chairman, Chief Executive Officer and President,  56   1988
                            Nalco Chemical Company
   S. A. Penrose........... President-Corporate and Institutional Services,   52   1997
                            Northern Trust Corporation

    The nominee for Class III Director for election at the 1998 Annual
  Meeting for a term to expire in 1999 is as follows:

   B. S. Kelly............. Corporate Vice President, Dow Corning             53   1997
                            Corporation, President, Dow Corning Americas

    The other Class III Directors with terms to expire in 1999 are:

   H. G. Bernthal.......... Chairman, CroBern, Inc.                           69   1980
   J. J. Shea.............. Retired; formerly Vice Chairman, President and    60   1993
                            Chief Executive Officer, Spiegel, Inc.

    The Class I Directors with terms to expire in 2000 are:

   J. L. Ballesteros....... Chairman of the Executive Board of Grupo          56   1995
                            Mexicano de Desarrollo, S. A. de C.V.
   J. P. Frazee, Jr........ Chairman, President and Chief Executive Officer,  53   1985
                            PageNet Inc.
   A. L. Kelly............. Managing Partner, KEL Enterprises L.P.            60   1992
   F. A. Krehbiel.......... Chairman and Chief Executive Officer,             56   1990
                            Molex Incorporated

BIOGRAPHY OF NOMINEES FOR CLASS II DIRECTORS

  H. Corless was Chairman of ICI Americas, Inc. (a company engaged in manufacture and sale of chemicals and pharmaceuticals) and ICI American Holdings, Inc. (a holding company), subsidiaries of Imperial Chemicals Industries PLC ("ICI") (a worldwide chemical manufacturer, headquartered in London) from 1986 to 1989 when he retired. He was director of C-I-L Inc. (a Canadian subsidiary of ICI and manufacturer of chemicals, fertilizers, industrial explosives, paints and plastics) from 1982 to 1989. Other directorship: Christiana Care Corporation.

  H. M. Dean has been Chairman of Dean Foods Company (a diversified food processor and distributor) since 1989. He became Chief Executive Officer in 1987. Other directorships: Ball Corporation, Yellow Corporation and Dean Foods Company.

  E. J. Mooney has been Chief Executive Officer of Nalco and Chairman of the Board since 1994. He has been President since 1990 and was Chief Operating Officer from 1992 to 1994. Other directorships: Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, Morton International and FMC Corporation.

  S. A. Penrose was elected President-Corporate and Institutional Services of Northern Trust Corporation (banking) effective February, 1998. She was Executive Vice President from 1993 to 1998 and Head of the Corporate and Institutional Services Business Unit since 1994. She was Senior Vice President (subsequently Executive Vice President) responsible for the Wealth Management Group as well as marketing and product development for the bank's Personal Financial Services from 1992 to 1994.

BIOGRAPHY OF NOMINEE FOR CLASS III DIRECTOR

  B. S. Kelly has been Corporate Vice President, Dow Corning Corporation, and President, Dow Corning U.S.A. since 1993 and President, Dow Corning Americas since 1996 (manufacturers of silicones and semi-conductor grade silicon). On May 15, 1995, Dow Corning U. S. A. voluntarily filed a petition in bankruptcy seeking protection under Chapter 11. The matter is still pending in the bankruptcy courts.

BIOGRAPHIES OF OTHER DIRECTORS

  J. L. Ballesteros has been Chairman of the Executive Board of Grupo Mexicano de Desarrollo, S. A. de C.V. (a holding company) since 1975. From 1996 through August, 1997 he was Chairman and from 1988 through August, 1997 President and Chief Executive Officer of Synkro, S.A. de C.V. (a holding company). He was Chairman from 1994 through August, 1997 for both Kayser Roth Corporation (U.S. based-hosiery) and Revision, S.A. (Argentina based hosiery company) and Chairman since 1992 through August, 1997 for Arcoplus, S.A. (Argentina based-hosiery). Other directorships: Grupo Mexicano de Desarrollo, S.A. de C.V., Desc Sociedad de Fomento Industrial, S.A. de C.V., Afianzadora Lotonal, S.A. de C.V., Kativo Chemical Industries, S.A., Ixe Grupo Financiero S.A. and member of the Board of Trustees of Fondo de Investigacion y Cultura, A.C.

  H. G. Bernthal has been Chairman of CroBern, Inc. (a healthcare investment company) since 1986. Other directorships: Butler Manufacturing Company and National-Standard Company.

  J. P. Frazee, Jr., has been Chairman, President and Chief Executive Officer of PageNet Inc. (a telecommunications company) since August, 1997. He was President and Chief Operating Officer of Sprint Corporation (a diversified telecommunications company) from March, 1993 to August, 1993. He was Chairman and Chief Executive Officer of Centel Corporation (a telecommunications firm) from 1988 to 1993. Other directorships: Dean Foods Company, Security Capital Group Incorporated, PageNet Inc. and Homestead Village, Inc.

  A. L. Kelly has been the Managing Partner of KEL Enterprises L.P. (a holding and investment partnership) since 1982. Other directorships: Bayerische Motoren Werke (BMW) A.G., Deere & Company, Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, Snap-on
Incorporated, and Thyssen Industrie AG.

  F. A. Krehbiel has been Chairman and Chief Executive Officer of Molex Incorporated (a manufacturer and distributor of electrical and electronic devices) since 1993. From 1988 to 1993 he was Vice Chairman and Chief Executive Officer. Other directorships: Tellabs, Inc., Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company, Molex Incorporated and DeVry Inc.

  J. J. Shea has served as President and Chief Executive Officer of Spiegel, Inc. (apparel, specialty retail and catalog sales) from 1985 to 1998 when he retired. He was Vice Chairman since 1989. Other directorship: Pulte Corp.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

  The Board of Directors held seven regular and special meetings in 1997. Each director attended more than 75% of the meetings of the Board of Directors and Committees on which he served.

  The Executive Committee. The Executive Committee, composed of five directors, four of whom are non-employee directors, may exercise all of the authority of the Board of Directors except as provided by Delaware Law and the Company's By-laws and those powers reserved for other Committees of the Board. Present members are E. J. Mooney (Chairman), H. G. Bernthal, H. M. Dean, J. P. Frazee, Jr., and W. A. Pogue. The Executive Committee did not meet in 1997.

  The Audit Committee. The Audit Committee, composed of six non-employee directors, is responsible for (i) reviewing the Company's accounting and auditing policies and practices, (ii) reviewing the appointment and discharge of independent accountants, (iii) reviewing the independence of the independent accountants, (iv) reviewing the scope and nature of the non-audit related services performed by the independent accountants, and (v) reporting to and making recommendations to the Board with respect to the foregoing. The Audit Committee generally meets with management, the internal auditors, and the independent accountants. The independent accountants and internal auditors have full and free access to the Audit Committee without management's presence to discuss internal accounting controls, results of audits and financial reporting matters. Present members are J. P. Frazee, Jr. (Chairman), J. L. Ballesteros,
H. Corless, H. M. Dean, A. L. Kelly and S. A. Penrose. In 1997 the Audit Committee met three times.

  The Executive Compensation Committee. The Executive Compensation Committee, composed of five non-employee directors, is responsible for (i) recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer, (ii) approving compensation of corporate officers who are scheduled to be listed in the proxy, (iii) consulting with the Chief Executive Officer on matters related to executive compensation, and (iv) administering the Company's Management Incentive Plan, stock option plans, Employee Stock Compensation Plan, and Performance Share Plan. Present members are W. A. Pogue (Chairman),
H. G. Bernthal, B. S. Kelly, F. A. Krehbiel, and J. J. Shea. In 1997, this Committee met three times.

  The Board Affairs and Nominating Committee. The Board Affairs and Nominating Committee, composed of all the directors, is responsible for reviewing the qualifications of possible directors to fill Board vacancies. Candidates for election to the Board submitted by shareholders will be considered by the Committee if sent to the Secretary with the candidate's qualifications. H. M. Dean is the Chairman of the Committee. The Board Affairs and Nominating Committee met three times in 1997.

DIRECTORS' REMUNERATION AND RETIREMENT POLICIES

  Compensation of non-employee directors of the Company consists of an annual retainer of $25,000 plus $1,000 for each Board meeting attended, 200 shares of common stock under the Non-Employee Directors Stock Compensation Plan, an additional $6,000 per year for membership on one or more Committees of the Board, and an additional fee of $6,000 per year to the Chairmen of the Audit Committee, Executive Compensation Committee and Board Affairs and Nominating Committee. Directors who are employees of the Company do not receive fees for service on the Board or any Committees.

  A deferred compensation plan is available to all non-employee directors under which they may defer all or a part of their annual retainer and Committee and attendance fees for any year and receive, generally following retirement or at such earlier time as the Board approves, the amount computed as set forth below, in five equal annual payments (or such other number of annual payments, not more than ten, as the Company elects). Deferred compensation accounts set up for directors who elect deferral are credited with the deferred amounts. These amounts are converted into share units based on the average of the month-end closing prices of the Company's common stock during the calendar year and credited with the dividend equivalents of the dividends a director would have received had the director owned shares of common stock equal to the share units in the director's account, also converted into share units on the same basis. At the end of the deferral period, units are converted into cash based on the average of the month-end closing prices of the Company's common stock during the year prior to or of payment.

  The Board of Directors has adopted a policy establishing the retirement date of each member of the Board to be the date of the Annual Meeting of Shareholders which next follows the earlier of either the date of retirement from employment by the Company or the date of the member's 70th birthday. Early retirement can be taken following the attainment of a non-employee director's 68th birthday. Such policy also provides that upon retirement from the Board, each non-employee director with at least five years of service on the Board shall be paid an annual amount equal to the annual retainer paid to non-employee directors multiplied by a factor, the numerator of which is the number of years of service on the Board, but not exceeding ten, and the denominator of which is ten, such annual payment to continue for the lifetime of the retired director. In 1993 the Board adopted a new retirement policy effective for all directors elected to the Board for the first time after October 1993. Directors who were elected to the Board prior to that date may choose to retire under the old policy or the new one. The new retirement policy also provides for payment of an amount equal to the annual retainer, multiplied by a fraction, the numerator of which is the number of years of service on the Board but not exceeding ten, and the denominator of which is ten, to be paid for a period not greater than ten years. However, under the new policy, should a director die prior to retirement or after retirement but before the ten year period has expired, the director's spouse shall receive 50% of the payment amount for the lesser of life or the remainder of the ten year period.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  The Stock Option Plan for Non-Employee Directors (the "Directors Plan") provides for automatic grants of options to purchase 4,000 shares of the Company's common stock to each non-employee director of the Company on the date of each Annual Meeting to May 1, 2000. The option price is the fair market value of the Company's common stock on the date of grant. Payment for the exercise of options may be made in cash or in shares of Company common stock that have been held by the director for at least six months. An optionee may elect to surrender an option and receive shares of common stock of the Company having a fair market value equal in value to the excess of the fair market value of the unpurchased shares over the option price of such shares.

  Each option extends for 10 years from the date of grant. Options terminate upon termination of service as a director, except that an optionee may exercise the option within five years following retirement under the Company's retirement policy for directors or termination of service as a director because of total and permanent disability. If the director dies while a director or within five years of retirement as a director, the option may be exercised within the longer of five years from the date of retirement or one year from the date of death by any person to whom the option passes by will or the laws of descent and distribution. For options granted before 1992, these exercise periods are three years. In all instances, however, the option must be exercised during the term of the grant.

NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN

  Under the Non-Employee Directors Stock Compensation Plan each director of the Company, after the Annual Shareholders Meeting, automatically receives 200 shares of Company common stock as part of the retainer paid for his or her services. Receipt of the stock may be deferred until retirement from the Company's Board of Directors. If deferred, an account will be set up for the director containing one share unit for each share of common stock deferred. Whenever a dividend is declared by the Company, an amount equal to the amount of the dividend that would have been received had each share unit actually been a share of common stock shall be converted into share units based on the closing price on the New York Stock Exchange Composite Price Index for the date approved by the Board for payment of dividends on the Company's common stock. Upon a director leaving the Company's Board, the director shall receive shares of common stock equal to the whole number of share units in his or her account, plus cash in lieu of fractional shares.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation for each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                            ANNUAL COMPENSATION         COMPENSATION
                        ---------------------------- ------------------
                                                     AWARDS(2)  PAYOUTS
                                              OTHER  ---------- -------   ALL
                                             ANNUAL    SHARES            OTHER
                                             COMPEN- UNDERLYING  LTIP   COMPEN-
NAME AND PRINCIPAL           SALARY   BONUS  SATION   OPTIONS   PAYOUTS SATION
POSITION                YEAR   ($)   ($)(1)    ($)      (#)     ($)(3)  ($)(4)
------------------      ---- ------- ------- ------- ---------- ------- -------
E. J. Mooney, Chairman
 of the Board,          1997 546,667 307,320 19,102   100,000   316,296 38,379
President & Chief       1996 510,000 284,580  9,544    47,600         0 34,334
Executive Officer       1995 490,000 298,410  9,662   123,000         0 35,810
M. B. Harp, Jr.         1997 330,342 155,690  6,814         0   159,762 23,192
Executive Vice
 President,             1996 312,100 146,687  3,067    22,900         0 21,011
Operations              1995 297,000 149,064  3,068    58,500         0 21,705
W. S. Weeber            1997 315,950 150,076  1,667         0   157,078 22,181
Executive Vice
 President,             1996 302,200 142,427  1,428    22,200         0 20,345
Operations Staff        1995 292,000 145,825  3,068    57,600         0 21,340
P. Dabringhausen        1997 305,529  96,316  6,827         0   102,229 18,425
Group Vice President,
 President              1996 295,381  92,555  3,067    16,700         0 16,885
Pulp & Paper Division   1995 283,088  95,581  3,068    42,600         0 17,114
S. D. Newlin            1997 399,754  93,428  5,266         0    96,861 17,538
Group Vice President,
 President              1996 408,624  88,526  3,126    15,800         0 15,935
Specialty Division      1995 399,815  90,113  4,571    40,200         0 16,443

----------
(1) Amount represents Management Incentive Plan awards earned for stated year.
(2) Based on the closing stock price of $39.5625 on December 31, 1997, the restricted stock holdings and their market value at the end of 1997 for each named executive officer are: E. J. Mooney, 4,540 shares, $179,614; M.
    B. Harp, Jr., 2,450 shares, $96,928; W. S. Weeber, 2,630 shares, $104,049;
    P. Dabringhausen, 1,180 shares, $46,684; S. D. Newlin, 850 shares, $33,628. Dividends are paid on restricted common stock.
(3) Half of the amount is in the form of phantom common stock that vests in three years contingent on continued employment.
(4) Allocations under the Nalco Employee Stock Ownership Plan, including comparable amounts under Excess ERISA Agreements.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information related to options to purchase common stock of the Company granted to the named executive officer during 1997. No executive officers other than E. J. Mooney received stock options.

                                                   POTENTIAL REALIZABLE VALUE
                                                   AT ASSUMED ANNUAL RATES OF
                                                    STOCK PRICE APPRECIATION
              INDIVIDUAL GRANTS(1)                  FOR OPTION TERMS ($)(2)
-------------------------------------------------- --------------------------
                    % OF TOTAL
         NUMBER OF   OPTIONS
         SECURITIES GRANTED TO EXERCISE
         UNDERLYING EMPLOYEES  OR BASE
          OPTIONS   IN FISCAL   PRICE   EXPIRATION
 NAME     GRANTED      YEAR     ($/SH)     DATE     0%      5%        10%
-------  ---------- ---------- -------- ---------- --------------- ----------
E. J.
 Mooney   100,000      10%      36.50   2/20/2007  0    2,295,465  5,817,160

----------
(1) Options are always granted at fair market value on the date of grant. The options listed for Mr. Mooney vested one-third immediately and an additional third on each of the first two anniversaries of the date of grant. He may pay taxes owed upon exercise by having option shares withheld or by surrendering already owned shares.
(2) The dollar amounts under these columns are the difference between the option exercise price and market prices at the end of the option term assuming annual rates of stock price appreciation of 0%, 5% and 10%. At 5% or 10%, shareholder value would have increased by $1.54 billion or $3.89 billion, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following table provides information related to options exercised by the named executive officers during 1997 and the number and value of options held at year-end.

                                           NUMBER OF SHARES        VALUE OF UNEXERCISED
                    SHARES     VALUE    UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                 ACQUIRED ON  REALIZED  OPTIONS AT YEAR-END (#)     AT YEAR-END ($)(1)
     NAME        EXERCISE (#)   ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------  ------------ -------- ------------------------- -------------------------
E. J. Mooney...     43,400    867,317       270,934/107,666          1,447,560/414,290
M. B. Harp,
 Jr............          0          0         89,900/19,500             479,963/99,938
W. S. Weeber...          0          0         88,600/19,200             471,375/98,400
P.
 Dabringhausen.     16,700    140,906         39,700/14,200             185,806/72,775
S. D. Newlin...          0          0         50,600/13,400             290,275/68,675

----------
(1) Valued on the difference between $39.5625 (the closing price on December 31, 1997) and the exercise price of the option.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

  The following table covers long-term incentive contingent share units assigned to the named executive officers during 1997.

                                 PERFORMANCE
                                  OR OTHER
                                   PERIOD          ESTIMATED FUTURE PAYOUTS
                   NUMBER OF        UNTIL     UNDER NON-STOCK PRICE BASED PLANS
                SHARES, UNITS OR MATURATION  ------------------------------------
     NAME       OTHER RIGHTS (#)  OR PAYOUT  THRESHOLD (#) TARGET (#) MAXIMUM (#)
--------------  ---------------- ----------- ------------- ---------- -----------
E. J. Mooney         8,949       1997/98/99      5,369       8,949      10,739
M. B. Harp,
 Jr.                 4,502       1997/98/99      2,701       4,502       5,402
W. S. Weeber         4,301       1997/98/99      2,581       4,301       5,161
P.
 Dabringhausen       2,858       1997/98/99      1,715       2,858       3,430
S. D. Newlin         2,723       1997/98/99      1,634       2,723       3,268

  Under the Performance Share Plan, a 6%, 10% and 12% compounded increase in fully diluted net earnings per share of Company stock is required to earn threshold, target and maximum payouts, respectively. If earned, half of the awards are to be paid in cash at the end of the performance period in an amount based on the average Company stock price during the last five trading days of the performance period, and the remaining awards are to be paid in Company common stock that vests three years after the end of the performance period contingent on continued employment. In the event of termination of employment due to death, disability, retirement or change in control, all unvested common stock already awarded shall vest immediately and shall be distributed to a participant or his or her beneficiary.

RETIREMENT INCOME PLAN AND SUPPLEMENTAL RETIREMENT INCOME PLAN

  The following table sets forth the annual benefits payable, with respect to specified final average earnings and years of service categories, under the Company's Retirement Income Plan and Supplemental Retirement Income Plan (the "Plan"), before giving effect to any social security offset.

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
FINAL AVERAGE                            ---------------------------------------
EARNINGS                                   15      20      25      30      35
-------------                            ------- ------- ------- ------- -------
$  200,000..............................  63,600  84,800 106,000 121,900 137,800
   300,000..............................  95,400 127,200 159,000 182,850 206,700
   400,000.............................. 127,200 169,600 212,000 243,800 275,600
   500,000.............................. 159,000 212,000 265,000 304,750 344,500
   600,000.............................. 190,800 254,400 318,000 365,700 413,400
   700,000.............................. 222,600 296,800 371,000 426,650 482,300
   800,000.............................. 254,400 339,200 424,000 487,600 551,200
   900,000.............................. 286,200 381,600 477,000 548,550 620,100
 1,000,000.............................. 318,000 424,000 530,000 609,500 689,000

  The credited years of participation at December 31, 1997 for each individual named in the cash compensation table are: E. J. Mooney, 29; M. B. Harp, Jr., 34 (includes years employed by a Nalco subsidiary); W. S. Weeber, 31; P. Dabringhausen, 29 (includes years employed by a Nalco subsidiary); S. D. Newlin, 19. The credited earnings are approximately the same as the salary and bonus set forth in the summary compensation table.

  The Plan uses a final average earnings formula based on the average annualized pay for the highest paid 48 months during the last 120 months before retirement. In general, the annual retirement income in the 10-year certain form of settlement at normal retirement date will be equal to 2% of "final average earnings" for each of the first 25 years of Plan participation plus 1.5% of "final average earnings" for each year over 25 years, less a prorated offset not to exceed 50% of the primary social security benefit at age 62, depending on years of Plan participation.

  The Company has entered into agreements with its officers, including those listed in the summary compensation table, to restore any benefits under the Retirement Income Plan, the Profit Sharing, Investment and Pay Deferral Plan and Employee Stock Ownership Plan ("ESOP") reduced by the Employee Retirement Income Security Act of 1974 and the Revenue Reconciliation Act of 1993. Any reductions in benefits will first be made in Retirement Plan accounts and then if necessary in the Profit Sharing, Investment and Pay Deferral Plan and ESOP accounts. Under these agreements, the Company also agrees to pay to the beneficiary of each executive officer an amount equal to one year's salary in the event of death.

KEY EXECUTIVE AGREEMENTS

  The Company has entered into Key Executive Agreements with those individuals listed in the summary compensation table, as an assurance to the Company and the officers of continuity of management in the event of any actual or threatened change in control of the Company. Under the Agreements, which become effective upon a change in control, the Company agrees to employ each executive for a three-year period thereafter (but not after age 62) in the capacity in which the executive was employed immediately prior thereto ("Employment Period"). During the Employment Period, the executive will be compensated, as detailed in the Agreements, in a manner comparable to his or her prior compensation and will be entitled to all opportunities for bonuses and other Company benefits provided for executives by the Company. In the event of termination of the executive as a result of a change in control or a significant change in the executive's authority or duties in effect immediately prior to the effective date of the Agreement, a reduction in total compensation opportunities, or a breach of the Agreement by the Company, the executive would be paid a lump sum equivalent to anticipated salary, bonuses and incentives for the remainder of the Employment Period, as well as any benefits that would have accrued, including those under profit sharing, ESOP, pension, stock option and insurance plans. The Company will pay any expenses associated with enforcement of an executive's rights under an Agreement, and will secure its obligations under the Agreements by an irrevocable letter of credit for the benefit of the executive. In December, 1997, the Board approved a new Key Executive Agreement ("new Agreement") that will be offered to officers whose election is effective after December 31, 1997. Those who are officers as of that date will be offered the new agreement as a replacement to the old Agreement. Among other changes, the new Agreement will allow officers to terminate employment only within a three month window period one year after a change of control. Also, no long-term incentive grants or ESOP accruals after a change of control, nor assumed salary increases, will be used in the calculation of the lump sum payment, although a present payment cap will be eliminated and the payment will be grossed up for excise tax.

DEATH BENEFIT AGREEMENTS

  The Company has also entered into Death Benefit Agreements ("Benefit Agreements") with those individuals listed in the summary compensation table, as an inducement to the executive officer to continue in the Company's employ and to provide the benefit of his or her advice after his or her retirement. Each Benefit Agreement provides for payment by the Company to the executive's beneficiaries of an amount equal to the executive's base annual salary as of his or her last day of work, if the executive dies (a) while employed by the Company and covered by a Benefit Agreement, or (b) any time after retirement and before reaching age 62 if a Benefit Agreement was in effect at retirement.

  The Company will pay a benefit equal to twice the executive's base annual salary as of his or her last day of work to the executive's beneficiaries if the executive dies after retirement and after reaching age 62 if a Benefit Agreement was in effect at the time of retirement. Payments under these Benefit Agreements will be made by the Company from its general funds. It is not necessary for a named executive officer to provide consulting services to the Company after retirement to be awarded benefits under the Benefit Agreement.

BENEFIT PROTECTION TRUSTS

  Four trust funds (the "Trusts") have been established to assist in accumulating the amounts necessary to satisfy the Company's contractual liabilities under the non-qualified benefit plans described herein, including the deferred compensation plan for directors. However, the Company shall remain primarily liable under the plans to pay benefits, and the Trusts' assets shall remain subject to the claims of the Company's general creditors.

  The Company may fund the Trusts at any time, but shall, no later than three business days after a change in control of the Company, fund the Trusts in an amount which at least equals the present value of all of the unpaid benefits under the Trusts. To determine this value, the actuarial assumptions stated in the Retirement Income Plan in effect on the first day of the Plan year in which a change in control occurs will be used. A Trust beneficiary's benefit under a plan shall be based on his or her service and compensation at the time of the change in control.

CHANGE IN CONTROL

  "Change in control" as used in the plans and agreements discussed herein generally means: (a) a merger, consolidation, reorganization or sale of all or substantially all of the Company's business or assets if less than 80% of the outstanding voting securities or other capital interests in the surviving or acquiring company is not owned in the aggregate by the shareholders of the Company immediately prior thereto; (b) the reported acquisition by any person or group of beneficial ownership of 20% or more of the outstanding voting securities of the Company; or (c) a change during any two-year period in a majority of the Board of Directors not approved by at least two-thirds of the prior Directors.

EXECUTIVE COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

 Executive Compensation Policy

  The Executive Compensation Committee ("Committee") of Nalco Chemical Company is comprised entirely of non-employee directors. The Committee is responsible for establishing and administering Nalco's compensation policies.

  Currently, the compensation program for executives consists of four principal elements listed in order of importance:

  1. A base salary is kept competitive by utilizing various surveys provided or published by independent consultants from time to time. In addition, during 1997 a comprehensive executive compensation survey was conducted with an outside consultant comparing Nalco to a peer group of companies.

     Approximately half of these companies in the consultant's database match the peer group companies in the perfomance graph. Various size and performance measures, including return on equity, assets, sales and capital, are used to compare survey companies to Nalco and to judge the appropriateness of compensation comparisons. However, Nalco's sales, earnings and earnings per share, as well as the individual executive's yearly performance and contribution to Nalco's overall performance, are primarily considered in setting salaries. Base salaries for 1997 were set in February, 1997, after 1996 earnings were available and achievement of plans and personal goals, as well as adherence to expense budgets, could be calculated. The timing for reviewing base salaries was changed in order to more closely align salaries with performance. In 1996, earnings from continuing operations increased by 8%, while corresponding earnings per share increased by 9%. Salary increases for executive officers for 1997 averaged 6.9% including promotions, 5.7% excluding promotions.

  2. The Management Incentive Plan ("MIP") is an annual incentive plan that provides cash compensation based on the achievement of goals set by the Committee for Nalco and the individuals that are approved by the Board of Directors for participation. For 1997, there were corporate performance goals for increases in sales and earnings and for strategic management performance, including adherence to expense budgets. The individual management performance goals are subjective and were set for each executive, depending on his or her particular responsibilities and strategic objectives for the year. For the MIP, sales, earnings and individual goals are weighted at 37.5%, 37.5% and 25%, respectively. For 1997, executive officers earned 94% of the portion of their target award related to sales and earnings.

  3. The Performance Share Plan ("PSP") provides for awards based on long-term, per-share earnings goals of Nalco that are approved by the Board of Directors. Awards, if earned, will be paid out in Nalco common stock and/or cash based upon Nalco's achievement of at least a threshold compounded increase in diluted net earnings per share during a three-year performance period. This plan provides for a threshold and maximum amount below and above the respective target amounts. For the three-year performance period ended in December, 1997, 93% of earnings goals were met, and contingent performance shares were earned for this period. The award was paid half in cash and half in Share Units that vest in shares of Nalco common stock in three years contingent on continued employment. The Committee granted awards for the 1997/98/99 PSP cycle. A 6%, 10% and 12% compounded annual increase in diluted earnings per share is required to earn threshold, target and maximum payouts, respectively, for this cycle. The size of initial awards to executive officers and the CEO is determined by the Committee.

  4. Options to purchase common stock are awarded from time to time. The Committee utilizes an outside consulting firm to provide comparative data upon which the Committee bases the grant amounts, taking into consideration individual positions and performance. Grants are intended to be competitive and provide long-term incentive motivation. Option prices are based on fair market value as of the grant date and the value of any particular option depends on Nalco's common stock price at the time of option exercise. A grant that vests over a three-year period was made to one executive officer in 1997.

  The Committee tries to focus the executive compensation program to strengthen the overall performance of Nalco by integrating short-term and long-term performance goals. PSP long-term objective goals are based 100% on earnings performance. Once awards are made under an annual or long-term incentive plan, the Committee has no discretion to adjust them.

  The Committee believes that compensating executives by means of stock and stock options leads to maximization of shareholder value over the long term. Nalco's ongoing stock option program is intended to align the interests of executives and managers with those of Nalco's shareholders and encourage efforts that enhance Nalco's earnings per share and stock price. The Committee does not consider outstanding stock options when awarding current stock options.

  The Committee continues to monitor qualifying compensation paid to its executive officers for deductibility under the $1 million deduction limit of the Internal Revenue Code for executive salaries. Included compensation did not exceed this limit in 1997 and is not expected to do so in 1998.

 Chief Executive Officer Compensation

  The pay-for-performance philosophy of Nalco's total compensation program outlined above also applies to Mr. E. J. Mooney, Nalco's Chief Executive Officer.

  In 1996, Nalco sales were up 7% over 1995 and earnings per share from continuing operations were up 9%. There was a 23% return to shareholders in 1996, including a 20% increase in share price, plus dividends. Because of this and the effectiveness of Mr. Mooney's performance during the year, the Committee approved a 7.8% increase in his base salary effective February, 1997.

  The 1997 MIP award was based on achievement of corporate performance goals for sales and earnings. Mr. Mooney earned 94% of the portion of his target award related to sales and earnings. As a result, the MIP award paid to Mr. Mooney was below the target amount. The total MIP payment Mr. Mooney received for 1997 was $307,320.

  The PSP earnings goals were met for the 1995/96/97 cycle at the 93% level. As a result, Mr. Mooney was awarded $158,167 in cash and 4,065 Share Units that will vest in three years contingent on continued employment and will be converted to Nalco common stock. No PSP awards were paid out for the 1994/95/96 cycle as Nalco did not meet threshold increases in earnings per share for that period.

  Potentially, 60% to 70% of Mr. Mooney's annual compensation can come from performance related compensation plans such as the MIP and PSP. Because the 1997 MIP payout was below the target level, and performance shares were earned under the 1995/96/97 PSP award, 53% of Mr. Mooney's 1997 cash compensation was based on performance related plans.

  Mr. Mooney received a stock option grant for 100,000 shares in February, 1997 with an exercise price of $36.50 per share. These options vested one third immediately and two thirds over the next two years. The exercise price was set at the fair market value of Nalco's common stock on the date of grant. The Committee believes that Mr. Mooney's performance was deserving of this grant, and at the same time wanted to tie more of his compensation to stock performance and shareholder value.

                      The Executive Compensation Committee

                        H. G. Bernthal     W. A. Pogue
                        B. S. Kelly        J. J. Shea
                        F. A. Krehbiel

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of the Company, the S&P 500 Index and the Specialty Chemicals Value Line Index (dividends reinvested). The graph assumes $100 was invested on December 31, 1992 in Nalco common stock, the S&P 500 index and the Specialty Chemical Value Line Index.

                                     LOGO

--------------------------------------------------------------------------------
                          1992     1993     1994     1995     1996     1997
                          ----     ----     ----     ----     ----     ----
--------------------------------------------------------------------------------
Nalco                    100.00   110.98   101.95    94.35   116.59   131.06
--------------------------------------------------------------------------------
S&P 500                  100.00   110.08   111.53   153.45   188.68   251.63
--------------------------------------------------------------------------------
Specialty                100.00   113.29   111.90   138.09   156.25   176.81
Chemicals Value
Line Index
--------------------------------------------------------------------------------

PROPOSAL 2.

                      APPROVAL OF INDEPENDENT ACCOUNTANTS

  Price Waterhouse LLP was selected by the Board of Directors upon the recommendation of the Audit Committee to serve as independent accountants for the Company and its consolidated subsidiaries for 1998, and the shareholders' ratification of such selection is requested. Price Waterhouse LLP has been the Company's accountants since 1993. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they so desire and to respond to appropriate questions. If the shareholders do not approve the accountants, the Audit Committee and the Board of Directors will reconsider the selection.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3.

          STOCKHOLDER PROPOSAL ON ENDORSEMENT OF THE CERES PRINCIPLES

  The General Board of Pension and Health Benefits of the United Methodist Church, shareholders of the Company, have informed management of their intention to present a proposed resolution on requesting endorsement of the CERES principles at the Annual Meeting. The General Board of Pension and Health Benefits of the United Methodist Church may be contacted through Vidette K. Bullock Mixon, Director of Corporate Relations and Social Concerns, 1201 Davis Street, Evanston, Il. 60201.

  Whereas We Believe: Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

  Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

  Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investments from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

  The Coalition for Environmental Responsible Economics (CERES)--which includes shareholders of this company, public interest representatives, and environmental experts--consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Scores of companies, including Bank America, Baxter International, Bethlehem Steel, General Motors, H. B. Fuller, ITT Industries, Pennsylvania Power and Light, Polaroid and Sun (Sunoco), have endorsed these principles to demonstrate their commitment to public environmental accountability and standardized reporting. Fortune 500 endorsers say that the benefits of working with CERES are public credibility; direct access to major environmental and shareholder organizations, leadership in designing the rapidly advancing standardization of environmental disclosure, and measurable value-added for the company's environmental initiatives;

  A Company endorsing the CERES Principles commits to work toward:

    1. Protection of the biosphere           6. Safe products/services
    2. Sustainable natural resource use      7. Environmental restoration
    3. Waste reduction and disposal          8. Informing the public
    4. Energy conservation                   9. Management commitment
    5. Risk reduction                       10. Audits and reports

  (Material on the CERES Principles and CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston, MA 02110; Tel: 617-451-0927, or fax: 617-482-2028).

  CERES is distinguished from other initiatives for corporate environmental responsibility, by being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

  RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                             SUPPORTING STATEMENT

  Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. Furthermore, the number of public pension funds and foundations supporting this resolution increases every year. We believe the CERES Principles exceed the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and that they also exceed the requirements for ISO 14000 certification.

  Your vote FOR this resolution will encourage both scrutiny of our Company's environmental policies and reports, and adherence to goals supported by management and shareholders alike. We believe the CERES Principles will protect both your investment and your environment.

  Shareholders are asked to vote FOR this resolution.

                  STATEMENT BY MANAGEMENT AGAINST PROPOSAL 3.

  Your Directors and management recommend a vote AGAINST the above shareholder proposal for the following reasons:

  One of Nalco's most important goals is the protection of the environment and the health and safety of our employees, customers and neighbors. This is reflected within our company in a number of ways. Our Philosophy of Operations states that our responsibility with respect to the environment, health, safety, and product stewardship is the key to building value for customers, employees, shareholders and communities. Implementation of a sound environmental policy increases long-term shareholder value by improving efficiency, decreasing remediation costs, reducing waste generation and enhancing community relations and product attractiveness.

  From being one of the first companies to create a global Environmental, Health and Safety Department in 1976 for the management of environmental compliance and assurance of employee, customer and community health and safety, to implementation of global environmental performance measurements in 1997, Nalco has managed its business based on a value-added focus for customers, employees, shareholders and communities. Nalco's long-standing Corporate Environmental Policy "to conduct its business in a manner to protect and enhance the environment" was formally adopted by its Board in 1992.

  As a member of the chemical industry and the Chemical Manufacturers Association ("CMA"), we believe the best way to achieve our goals to protect and enhance the environment and the health and safety of our employees, customers and neighbors is through Responsible Care(R). This program, which has been in existence since 1985, is the chemical industry's voluntary, global initiative for continuous improvement in all aspects of environmental, health and safety performance and openness in communications about its activities and achievements.

  Responsible Care(R) is part of Nalco's corporate culture world-wide, and we chose to use it as a base for our environmental efforts rather than implement a new program such as the CERES Principles. Nalco has made a written public commitment to Responsible Care and has implemented its six Codes of Management Practices as follows:

  In response to the Community Awareness and Emergency Response Code, Nalco has formed Community Advisory Panels at all plant locations in the United States and Canada to improve communication with plant neighbors regarding local risks; to improve all formal, written emergency plans and integrate them with those of the community; and to continue the education of our employees about Company emergency response plans and Environmental Health & Safety ("EH&S") programs.

  Since Nalco implemented the Pollution Prevention Code in 1988, we have reduced total Toxic Release Inventory (TRI) chemical releases and transfers by 61 percent and total TRI chemical releases to the air by 73 percent.

  As of October 1997, every Nalco manufacturing site that reports performance according to CMA requirements fully complies with the Process Safety Code whose goal is to prevent fires, explosions and accidental chemical releases at plant facilities. The Plant Operations Review Team visits and audits in detail each of our worldwide manufacturing and research locations for process and employee safety a least once every three years.

  Through implementation of the Distribution Code, Nalco has reduced the number of chemical delivery incidents from 337 in 1990 to 72 in 1997. This was achieved by increased product deliveries by our fleet of specially designed trucks and customer Delivery Specialists, reduction of the use of outside bulk and container carriers and use of our Zero Defect Delivery program. Our PORTA-FEED program falls under this Code and has resulted in delivery of more than 90 percent of United States products in bulk or PORTA-FEED containers, eliminating the use of 3.5 million 55-gallon drums and the disposal of the 35 million pounds of residual chemical wastes that would have resulted from those drums.

  Under the Employee Health and Safety Code, Nalco has implemented safety training world wide. Employees are trained annually to operate safely within their work environment. Members of our worldwide sales force are trained in hazard communications, respiratory protection, hearing conservation, product stewardship, personal safety management, confined space entry, personal protective equipment, hazardous materials and driving safety. Sales force members also train customer employees on the safe use of Nalco products.

  By implementing the Product Stewardship Code, Nalco has quantified and reduced, where necessary, chemical hazards and exposures during the product development stage; initiated risk assessments of existing product lines to assure the safe and environmentally responsible application of our products, established EH&S standards that must be met by our raw material suppliers before they can provide the basic chemicals used in the manufacture of our products; surveyed and audited companies that make products for us; and provided periodic risk assessments to our customers to help minimize the potential for accidents related to the use of our products.

  Each CMA member company, including Nalco, is committed to full implementation of the CMA Responsible Care Codes of Management Practices by 1999.

  In addition Nalco has established an Environmental Compliance Committee, Process Operations Review and Environmental Assessment Processes to assure compliance with all environmental regulations as well as Nalco environmental policies. The Plant Operations Review Team, developed in 1984, audits all Company facilities on a regular basis for proper process operation, industrial hygiene, safety and environmental compliance. This process is used worldwide and also includes assessment of compliance with local EH&S regulations. All Nalco facilities in the United States and Canada also undergo annual Environmental Assessments that provide an ongoing evaluation of the Company's adherence to applicable environmental regulations and Nalco policies as well as the effectiveness of in-place environmental compliance management systems.

  The actions that we have undertaken in response to our own environmental policy and our public commitment to Responsible Care(R) are part of an extensive and ongoing process to enhance and protect the environment by continually improving our environmental, health and safety performance. We report the results of our efforts to the CMA, as well as to shareholders, employees and the investment community.

  Responsible Care(R) is a specific set of Codes and Principles specifically applicable to chemical companies and their particular operations and needs. The CERES Principles appear to be a broad-based set of manufacturing related environmental principles. We do not believe it would be efficient or productive for us to undertake an additional separate reporting requirement. Most of the information required by the CERES Report form is already available to the public through Responsible Care(R), government filings and our Environmental Report. Commitment to the environment has become part of our culture, and we hope to make it part of the culture of the entire industry worldwide.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3. Unless otherwise indicated on the proxy, the shares represented by properly executed proxies will be voted AGAINST Proposal 3.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only shareholders of record at the close of business on February 20, 1998 are entitled to vote at the meeting. On that date, the Company had outstanding 66,146,687 shares of common stock, each of which is entitled to one vote, and 387,420 shares of ESOP Preferred Stock, each of which is entitled to 20 votes and will be converted upon retirement or separation from service into 20 shares of common stock (subject to adjustments in certain events). A quorum is a majority of the votes represented by the outstanding shares of stock of the Company either present at the meeting or represented by proxy. The common stock and the ESOP Preferred Stock will vote together as a single class on each of the Proposals. A plurality of the votes cast is necessary to elect directors; the affirmative vote of the holders of shares constituting a majority of votes cast is necessary to adopt Proposal 2; and the affirmative vote of the holder of shares constituting a majority of the voting power of all the outstanding shares is necessary to adopt Proposal 3. Abstentions and broker non-votes will each be treated as shares that are represented at the meeting for purposes of determining the presence of a quorum. Each is tabulated separately. Abstentions and broker non-votes will have no effect on Proposals 1 and 2 and will have the effect of votes against Proposal 3. Broker non-votes are shares held by a broker or nominee in street name and represented at the meeting but not authorized to vote on a matter.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows the number of shares of common stock and ESOP Preferred Stock owned beneficially (as defined by the Securities and Exchange Commission) by each director, director nominee and named executive officer (in each instance, amounting to less than 1% of the outstanding class) and by all present directors and executive officers as a group (1.8% of the outstanding common stock and less than 1% of the outstanding ESOP Preferred Stock) as of February 20, 1998 (as of December 31, 1997, as to shares held in the Profit Sharing, Investment and Pay Deferral Plan), with sole voting and investment power unless otherwise indicated.

                                                                         ESOP
                                                              COMMON   PREFERRED
      NAME                                                    SHARES    SHARES
      ----                                                   --------- ---------
      J. L. Ballesteros.....................................    12,400     --
      H. G. Bernthal........................................    32,814     --
      H. Corless............................................    34,414     --
      P. Dabringhausen......................................    58,993     169
      H. M. Dean............................................    29,664     --
      J. P. Frazee, Jr......................................    35,048     --
      M. B. Harp, Jr........................................   143,108     231
      A. L. Kelly...........................................    29,276     --
      B. S. Kelly...........................................         0     --
      F. A. Krehbiel........................................    36,414     --
      E. J. Mooney..........................................   388,059     236
      S. D. Newlin..........................................    72,702     166
      S. A. Penrose.........................................     1,000     --
      W. A. Pogue...........................................    33,360     --
      J. J. Shea............................................    21,414     --
      W. S. Weeber..........................................   128,637     236
      All Directors and Executive Officers as a Group....... 1,184,545   1,401

  The above amounts include common shares which are subject to outstanding stock options exercisable within 60 days of March 18 as follows: E. J. Mooney, 345,267 shares; M. B. Harp, Jr., 109,400 shares; W. S. Weeber, 107,800 shares;
P. Dabringhausen, 53,900 shares; S. D. Newlin, 64,000 shares; H. G. Bernthal,
H. Corless, J. P. Frazee, Jr., F. A. Krehbiel, and W. A. Pogue, 32,000 shares each; H. M. Dean, 28,000 shares; A. L. Kelly, 24,000 shares; J. J. Shea, 20,000 shares; J. L. Ballesteros, 10,000 shares; and directors and executive officers as a group, 1,035,867 shares. The table does not include ESOP Preferred Stock not held for the account of the foregoing individuals that the ESOP trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of, or common shares into which any ESOP Preferred Stock may be converted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  One Form 4, required under Section 16(b) of the Securities Exchange Act of 1934, covering one transaction was filed four months late with the Securities and Exchange Commission in 1997 by A. L. Kelly, Director, inadvertently.

SECURITY OWNERSHIP OF CERTAIN OWNERS

  Based on Schedule 13G filings received, the following companies are the only persons known to the Company that own beneficially more than 5% of any class of its voting securities.

                             NAME AND ADDRESS OF  AMOUNT AND NATURE OF PERCENT
      TITLE OF CLASS           BENEFICIAL OWNER   BENEFICIAL OWNERSHIP OF CLASS
      --------------         -------------------- -------------------- --------
      Common Shares......... FMR Corp.                 8,401,969(1)     12.62%
                             82 Devonshire Street
                             Boston, MA 02109
      Common Shares......... AMVESCAP PLC              3,703,877(2)       5.6%
                             11 Devonshire Square
                             London EC2M 4 YR
                             England

----------
(1) Fidelity Management and Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., beneficially owns 7,732,500 of these shares (11.61%). Edward C. Johnson 3rd, Chairman, and Abigail P. Johnson of FMR Corp., through its control of Fidelity and the Fidelity Funds, each reports sole power to dispose of 7,732,500 shares. Voting power over these shares resides with the Funds' Boards of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., beneficially owns 669,469 shares or 1.01%. Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, report sole dispositive power over 669,469 shares, sole power to vote or direct the voting of 552,369 shares and no power to vote or direct the voting of 117,100 shares. Members of Mr. Johnson's family and trusts for their benefit may be deemed to form a controlling group with respect to FMR Corp.
(2) AMVESCAP PLC and its subsidiaries, AV2, Inc. AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., Invesco Funds Group, Inc., Invesco Management and Research, Inc. and Invesco Realty Advisors, Inc. report shared voting power and shared dispositive power of 3,703,877 shares.

                         STOCKHOLDER PROPOSAL DEADLINE

  Stockholder proposals, to be considered for inclusion in the proxy statement for the 1999 Annual Meeting of Shareholders, must be received by the Company by November 16, 1998, and must otherwise comply with the requirements of the Securities and Exchange Commission. Shareholders who wish to bring business before the meeting must notify the Company 90 days prior to the date corresponding to the date of the prior year's meeting in compliance with By-law provisions.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  The Board of Directors presently knows of no other matters scheduled to be presented at the Annual Meeting. With respect to any other matter requiring a vote of the shareholders that may come before the

Annual Meeting, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies authority to vote the same in their discretion in respect of any such other matter.
                                          By Order of the Board of Directors

                                          S. J. Gioimo
                                          Secretary

Naperville, Illinois
March 16, 1998

NOTICE OF
ANNUAL
MEETING
AND
PROXY
STATEMENT

THURSDAY, APRIL 16, 1998

NALCO CHEMICAL COMPANY
ONE NALCO CENTER, NAPERVILLE, ILLINOIS
60563-1198

PROXY

                             NALCO CHEMICAL COMPANY
               ONE NALCO CENTER, NAPERVILLE, ILLINOIS 60563-1198

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    THE COMPANY FOR THE 1998 ANNUAL MEETING

The undersigned hereby appoints M. B. Harp, E. J. Mooney and W. S. Weeber, and each of them, attorneys and proxies of the undersigned, with full power of sub-stitution, to represent and vote all the shares held by the undersigned at the Annual Meeting of Stockholders to be held at the Company's Corporate and Tech-nical Center, One Nalco Center, Naperville, Illinois on Thursday, April 16, 1998 at 10:00 a.m., local time, or at any adjournments thereof, on all matters coming before said meeting.

                          (change of address/comments)

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES,
SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON. WE URGE YOU TO COMPLETE AND MAIL YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

[X] PLEASE MARK YOUR                                                        7824
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the director nominees listed in proposal 1, FOR proposal 2, AGAINST proposal 3 and in the discretion of the proxies on all other matters properly coming before the meeting.


                        DIRECTORS RECOMMEND A VOTE "FOR"
--------------------------------------------------------------------------------
1. Election of         FOR*      WITHHELD       Class II         Class III
   Directors:          [_]         [_]          H. Corless       B.S. Kelly
                                                H. M. Dean
                                                E. J. Mooney
                                                S. A. Penrose


                       FOR        AGAINST        ABSTAIN
2. Ratification of     [_]          [_]            [_]
   independent
   accounts


*For, except vote withheld from the following nominee(s):_______________________


                      DIRECTORS RECOMMEND A VOTE "AGAINST"
--------------------------------------------------------------------------------
                             FOR        AGAINST        ABSTAIN
3. Stockholder proposal      [_]          [_]            [_]
   regarding CERES
   principles.

                                 SPECIAL ACTION
--------------------------------------------------------------------------------
If you have noted comments            [_]
on the other side of the card,
please mark box at right.


SIGNATURE(S) __________________________________  DATE __________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE